EXHIBIT 99.1

Fibrocell Science Announces Exclusive Technology License Agreements with UCLA to Advance the Development of Personalized Cell Therapies

Expands Company’s leading-edge technologies in fibroblasts and stem cells to create autologous cell therapies

Exton, PA, June 17, 2014 — Fibrocell Science, Inc., (NYSE MKT:FCSC), an autologous cell therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, announced today that it has entered into an exclusive license agreement with The Regents of the University of California. Under the agreement, Fibrocell acquired the rights to commercially apply patented discoveries and technologies resulting from the ongoing scientific collaboration between the University of California at Los Angeles (UCLA) and Fibrocell Science.

The technologies from the UCLA collaboration and exclusive license agreements enable Fibrocell to expand its proprietary Personalized Biologics platform which uses human fibroblasts and stem cells from skin to create localized therapies that are compatible with the unique biology of each patient.  Specifically, the newly licensed patents and technologies relate to two advancements in the therapeutic application of cell therapies:

•                  Methods for use of autologous fibroblasts for developing personalized biologics with bone morphogenetic protein 2 (BMP-2) for bone repair, opening the potential for optimal therapeutic effect of BMP-2 at the site of disease in surgical procedures involving bone repair;

•                  Methods for producing highly stable, commercially viable induced pluripotent stem cells (iPSCs) from adult skin cells, opening the potential to expand the usage of iPSCs in autologous cell therapies.

“The technologies from these licenses further strengthen Fibrocell’s rich development platform,” said David Pernock, chairman and chief executive officer of Fibrocell. “These potentially transformational technologies offer partnering opportunities for Fibrocell.”

The license agreements build upon an existing research collaboration between Fibrocell and UCLA that has already yielded discoveries and technologies related to stem cells and regenerative cells in human skin. Such research is led by James A. Byrne, Ph.D., an Assistant Professor in UCLA’s Department of Molecular and Medical Pharmacology at the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Based on its proprietary autologous fibroblast technology, Fibrocell is pursuing breakthrough medical applications of azficel-T for restrictive burn scarring and vocal cord scarring. The company’s collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology, includes using genetically-modified fibroblasts for treating rare and serious skin and connective tissue diseases for which there are no currently approved products. For additional information, visit www.fibrocellscience.com.

About UCLA

UCLA is California’s largest university, with an enrollment of more than 40,000 undergraduate and graduate students. The UCLA College of Letters and Science and the university’s 11 professional schools feature renowned faculty and offer 337 degree programs and majors. UCLA is a national and international leader in the breadth and quality of its academic, research, health care, cultural, continuing education and athletic programs. Seven alumni and six faculty have been awarded the Nobel Prize.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding (i) our ability to develop breakthrough therapies for the treatment of skin and connective tissues diseases and (ii) our ability to successfully leverage our relationship with UCLA to expand our proprietary Personalized Biologics platform. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell Science’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the initiation and completion of clinical trials; (ii) whether clinical trial results will validate and support the safety and efficacy of azficel-T; and (iii) our ability to establish additional strategic partnerships, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell Science’s most recent Form 10-K filing, as updated in “Item 1A. Risk Factors” in Fibrocell Science’s most recent Form 10-Q filing. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  In addition, Fibrocell Science operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell Science disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell Science’s most recent annual report on Form 10-K, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell Science’s most recent annual report.

Contacts:

Corporate:
Gregory Weaver
Senior Vice President and Chief Financial Officer
Fibrocell Science, Inc.
Tel: +1 484-713-6000
gweaver@fibrocellscience.com

Investor Relations:
Susan Noonan
S.A. Noonan Communications, LLC
(212) 966-3650
susan@sanoonan.com